Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Integrated BioPharma, Inc.:


We consent to the incorporation by reference in this registration statement and related prospectus on Form S-3 of Integrated BioPharma, Inc. of our report dated September 10, 2004, relating to the consolidated balance sheets of Integrated BioPharma, Inc. and its subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10-KSB of Integrated BioPharma, Inc. filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading "Experts" in such registration statement.



/s/ AMPER, POLITZINER & MATTIA, P.C.

Edison, New Jersey
December 23, 2004